SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                               HCNB Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)

                              1776 E. Jefferson St.
                               Rockville, MD 20852
                                 (301) 468-8848
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  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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         (Title of all other classes of securities covered by this Form)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [    ]          Rule 12h-3(b)(1)(ii)      [    ]
   Rule 12g-4(a)(1)(ii)  [    ]          Rule 12h-3(b)(2)(i)       [    ]
   Rule 12g-4(a)(2)(i)   [    ]          Rule 12h-3(b)(2)(ii)      [    ]
   Rule 12g-4(a)(2)(ii)  [    ]          Rule 15d-6                [ x ]
   Rule 12h-3(b)(1)(i)   [ x ]

         Approximate number of holders of record as of the certification or notice date: 170

         Pursuant to the requirements of the Securities Exchange Act of 1934, HCNB Bancorp has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: March 22, 2002                BY:      /s/ Michael J. Burke
                                    Name:    Michael J. Burke
                                    Title:   Chairman